                                                                    EXHIBIT 2.16

                         PRODUCT DISTRIBUTION AGREEMENT

This Product Distribution Agreement (this "Agreement") is entered into as of ________________, 2001, between Millipore Corporation ("Millipore"), a Massachusetts corporation with its principal place of business at 80 Ashby Road, Bedford, MA 01730, and Millipore MicroElectronics, Inc. ("MMI"), a Delaware corporation with its principal place of business at Patriots Park, Bedford, MA 01730.

                                    RECITALS

     1. Millipore currently owns all of the issued and outstanding common stock of MMI.

     2. Millipore and MMI have entered into a Master Separation and Distribution Agreement as of February ____, 2001 (the "Master Agreement") under which, among other things, the business of Millipore's Microelectronics Division is to be taken over by, and the assets and liabilities associated therewith are to be transferred to and assumed by, MMI at the Separation Date (as defined in the Master Agreement).

     3. After the Separation Date, in order to enable Millipore and MMI to carry on their respective businesses as separate companies, Millipore and MMI desire to provide for a product distribution arrangement relating to certain products that have been historically manufactured by Millipore and sold to customers of both Millipore's Microelectronics Division and one or more of Millipore's other divisions, but which will become the products of either Millipore or MMI following the Separation Date.

     4. The Master Agreement provides for this Agreement to be entered into as of the Separation Date.

     NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below, the parties hereto agree as follows:

1.   DEFINITIONS
     -----------

          The following terms shall have the meanings assigned to them below whenever they are used in this Agreement. Capitalized terms used in this Agreement without definition and which are defined in the Master Agreement shall have the meanings assigned to them in the Master Agreement. Except where the context otherwise requires, words imparting the singular shall include the plural and vice versa, words denoting any gender shall include all genders and words denoting persons shall include bodies corporate and vice versa.

     "DISTRIBUTED PRODUCTS" shall mean the Millipore Products when Millipore is the Manufacturer and MMI is the Distributor, and shall mean the MMI Products when MMI is the Manufacturer and Millipore is the Distributor.

     "DISTRIBUTOR" shall mean a party to this Agreement that orders certain Products for distribution pursuant to this Agreement and to whom such Products are sold.

     "FIELD OF USE" of a party shall mean (i) for Millipore, the Millipore Core Business, and (ii) for MMI, the MMI Core Business.

     "MANUFACTURER" shall mean a party to this Agreement that manufactures certain Products and that sells such Products to the other party for distribution hereunder.

     "MILLIPORE PRODUCTS" shall mean  (i) all products included as of the date
                                          ---
of this Agreement in the product lines listed in Exhibit A hereto or thereafter added to such product lines during the Term of this Agreement, and any improved or updated versions and/or modifications of any of such products, and (ii) those products that may become Millipore Products pursuant to Section 17 hereof.

     "MMI PRODUCTS" shall mean all products included as of the date of this Agreement in the product lines listed in Exhibit B hereto or thereafter added to such product lines during the Term of this Agreement, and any improved or updated versions and/or modifications of any of such products, and (ii) those products that may become MMI Products pursuant to Section 17 hereof.

     "PRODUCTS" shall mean the Millipore Products and the MMI Products.

     "RELEASES" shall mean any purchase orders or other documents of purchase that a Distributor may place with a Manufacturer for Distributed Products.

     "TERM" or "TERM OF THIS AGREEMENT" shall mean the effective period of this Agreement as set forth in Section 12 hereof.


2. APPOINTMENT OF DISTRIBUTOR. Millipore hereby appoints MMI as the exclusive worldwide distributor in the MMI Core Business of the Millipore Products for the Term of this Agreement. MMI hereby appoints Millipore as the exclusive worldwide distributor in the Millipore Core Business of the MMI Products for the Term of this Agreement. Neither Distributor shall have any rights hereunder to distribute or resell Distributed Products outside of its Field of Use, and neither Manufacturer shall be restricted in any way from selling, distributing or marketing its Products in any fields or industries other than the corresponding Distributor's Field of Use. Neither the Manufacturer nor its Affiliated Companies will actively market, advertise, solicit orders or knowingly accept orders of Distributed Products in the Distributor's Field of Use, during the Term of this Agreement. Furthermore, the Manufacturer shall use reasonable efforts to refer to the Distributor any customer inquiries in the Distributor's Field of Use.

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

3. PRICES. Each Manufacturer shall sell the Distributed Products to the Distributor at a percentage discount of 35% off its U.S. list price for such Distributed Products. The initial pricing will be based on the discount from the U.S. list prices in effect on the Separation Date, and prices shall be changed annually thereafter, as of the anniversary of the Separation Date, based on the discount off U.S. list prices in effect on such anniversary date. Prices shall be F.O.B. point of shipment by the Manufacturer.

4.   RESPONSIBILITIES OF THE DISTRIBUTOR.
     ------------------------------------

     (a) Each Distributor shall comply with all laws and regulations applicable to its distribution of the Distributed Products, including without limitation the U.S. Foreign Corrupt Practices Act of 1977 and all U.S. export control laws and regulations.

     (b) Each Distributor shall use its reasonable best efforts to provide service to and to perform all necessary repairs on all Distributed Products sold by the Distributor in a prompt, professional and proper manner. If the Manufacturer's personnel are needed to provide installation, maintenance, or repair service for Distributed Products sold by the Distributor, and the Manufacturer agrees to provide any such service, the Manufacturer may charge the Distributor a reasonable mutually agreed upon fee for such service. If any such repair or replacement is required while the Distributed Products are still under the applicable Manufacturer warranty, the Manufacturer will reimburse the Distributor for the cost of replacement parts therefor.


5.   TRADEMARKS, PRODUCT LABELING AND PACKAGING.
     -------------------------------------------

     (a) The trademarks of the Manufacturer and of its Affiliated Companies as well as all other present or future trademarks of any of them shall be conspicuously displayed and used by the Distributor in the sale and promotion of the Distributed Products in a manner identical to or consistent with the Manufacturer's own practice. All such trademarks shall be and remain the sole property of the Manufacturer and any use thereof by the Distributor shall be limited to the Distributed Products. It is expressly agreed that the Distributor's use of the Manufacturer's trademarks is with and on the consent of the Manufacturer and that the Distributor shall acquire no rights in said trademarks because of its use thereof. The Distributed Products will bear the labeling and artwork of the Manufacturer, as affixed thereon by the Manufacturer, and the Distributor will not modify such labeling or artwork except to add labels stating "Distributed by [fill in name of Distributor]. For service call ________." or a substantially equivalent statement, or as may be otherwise expressly authorized in writing by the Manufacturer in its sole discretion.

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

     (b) The Manufacturer shall package the Distributed Products in packaging configurations currently in effect unless otherwise agreed by the parties. At a Distributor's request, and with such Distributor's assistance, the Manufacturer agrees to use its reasonable best efforts to bar code the Distributed Products in a manner reasonably acceptable to the Distributor. The Distributor agrees to accept the Manufacturer's methodology for designating and displaying lot numbers and expiration dates, if any.

6.   SUPPLY OF DISTRIBUTED PRODUCTS
     ------------------------------

     (a) Each Manufacturer agrees to sell to the corresponding Distributor, from time to time during the Term, Distributed Products, in the amounts contained in the Distributor's Releases. Except as set forth in Section 7(a) hereof, neither Distributor shall have any minimum or maximum purchase requirements for any or all of such Distributed Products hereunder, either per order or in the aggregate.

     (b) Unless otherwise agreed by both parties in writing, this Agreement applies to all Releases placed by a Distributor with the corresponding Manufacturer during the Term. The terms and conditions of this Agreement shall apply to any Release, whether or not this Agreement or its terms and conditions are expressly referenced in the Release.

     (c) Unless otherwise agreed by both parties in writing for a specific transaction, no inconsistent or additional term or condition in any Release, or in any acknowledgment, invoice or other document issued by a Manufacturer in connection with a particular purchase by a Distributor, shall be applicable to a transaction within the scope of this Agreement. Both parties specifically agree that any terms and conditions in any such documents which are in any way inconsistent with this Agreement shall be inapplicable, and the terms of this Agreement shall govern.

7.   ORDERS, DELIVERY AND PAYMENT
     ----------------------------

     (a) Each Distributor will provide the corresponding Manufacturer with a rolling one year forecast of its demand for Distributed Products hereunder (a "One-Year Forecast") which will be updated on a quarterly basis, at least thirty (30) days prior to the start of each calendar quarter. Each such One-Year Forecast shall include a sub-forecast for the first three months within the One-Year Forecast (a "3 Month Forecast") The Distributor must provide Releases for delivery, during the three months covered by such 3 Month Forecast, of such Distributed Products in quantities not more than 25% less or 25% greater than the quantities set forth in such 3 Month Forecast. Except for such semi-binding nature of the 3 Month Forecasts, the One-Year Forecasts will be used for planning purposes only and are not binding. A Manufacturer will ship

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          Distributed Products so as to arrive on the delivery date set forth in a Release, provided that the delivery date set forth in such Release is not less than 30 days following the date such Manufacturer receives such Release and provided that the amounts set forth in such Release are within the range provided above in accordance with the applicable
          3 Month Forecast.

     (b)  A Distributor shall make payment to the Manufacturer within forty-five
          (45) days after the later of (i) receipt of ordered Distributed Products, and (ii) receipt of such Manufacturer invoice for such Distributed Products. All payments shall be made in U.S. Dollars. Late payments shall be subject to interest at a rate of 12% per annum.

     (c) All Distributed Products shall be tested, inspected and packaged for delivery by the Manufacturer in accordance with its standard procedures.

     (d) All Distributed Products shall be delivered to the Distributor or its designated Affiliated Company in the country of manufacture of such Distributed Products or, if there is no Affiliated Company of the Distributor in such country of manufacture, then to a mutually agreeable Distributor or Affiliated Company location. A Manufacturer shall not be required to drop-ship any Distributed Products to any customer or to any other Affiliated Company of the Distributor.

8. OWNERSHIP OF GOODWILL; WAIVER OF INDEMNITY. Each Distributor agrees that the discounts provided in Section 3 hereof shall constitute full and adequate compensation for the performance of its obligations hereunder and that any enhancement of the Manufacturer's goodwill arising out of the sale of the Distributed Products or the performance by the Distributor of its obligations hereunder shall be for the sole and exclusive benefit and account of the Manufacturer. The Distributor agrees and acknowledges that no franchise relationship is established hereby. All payments to be made to the Manufacturer hereunder shall be made in connection with bona fide wholesale transactions with respect to the Distributed Products. The Distributor hereby waives any rights it may have under law or otherwise to claim or to receive any indemnity or other compensation upon termination of this Agreement for whatever cause.

9. DISTRIBUTOR NOT AGENT OR LEGAL REPRESENTATIVE OF MANUFACTURER. This Agreement does not constitute the Distributor as the agent or legal representative of the Manufacturer for any purpose whatsoever. The Distributor is not granted any right or authority to assume, create or incur any debt, obligation or responsibility, express or implied, on behalf of or in the name of the Manufacturer or to bind it in any manner whatsoever. Nothing herein shall be deemed to constitute the Manufacturer and the Distributor as partners, joint venturers or to be otherwise associated with the business of the other; it is expressly recognized that no fiduciary relationship exists between the parties.

10. DISTRIBUTOR TO INDEMNIFY MANUFACTURER. Each Distributor agrees to indemnify and hold harmless the corresponding Manufacturer and its Affiliated Companies from all losses

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and damages (including attorney's fees) that it or they may sustain or become liable for by reason of claims against it or them resulting from unauthorized acts or statements of the Distributor or its employees, agents or representatives. The Distributor further agrees to indemnify the Manufacturer and its Affiliated Companies from any claims asserted by the Distributor's employees or agents for compensation, severance payments, disability or social service payments.

11.  SUBAGENTS.
     ----------

     Each Distributor may use any of its Affiliated Companies or third parties as subdistributors, agents or commissionaires in the distribution of Distributed Products hereunder, provided that the Distributor requires any such subdistributor, agent or commissionaire to be bound by the restrictions hereunder as to Field of Use, and provided further that the Distributor shall promptly notify the Manufacturer as to the identity and sales territory of any such third party distributor, agent or commissionaire.



12.  TERM AND TERMINATION
     --------------------

     (a) The effective period of this Agreement (the "Term") shall begin on the Separation Date and continue thereafter for a period of five (5) years or until earlier termination in accordance with clause (b) of this
          Section 12. Any Release issued by Distributor before the effective date of termination and in accordance with Sections 6 and 7 hereof shall be fulfilled by the Manufacturer.

     (b) Either party may (i) terminate this Agreement, or (ii) terminate its obligations as Manufacturer and the other party's rights as Distributor of such Manufacturer terminating party's Products hereunder, prior to the date five (5) years following the Separation Date without prejudice to any rights or liabilities accruing up to the date of termination:

          (i) in the event of a material breach by the other party of any of the terms and conditions of this Agreement, by giving the other party notice of such breach, and provided that such breach shall not have been cured within sixty (60) days following such notice; and

          (ii) immediately, by written notice thereof, if any of the following events or an event analogous thereto occurs:

               a. an adjudication has been made that the other party is bankrupt or insolvent;

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

               b. the other party has filed bankruptcy proceedings or has had such proceedings filed against it, except as part of a bona fide scheme for reorganization;

               c. a receiver has been appointed for all or substantially all of the property of the other party;

               d. the other party has assigned or attempted to assign this Agreement for the benefit of its creditors; or

               e. the other party has begun any proceeding for the liquidation or winding up of its business affairs.

     (c) A Distributor may terminate its rights and the corresponding Manufacturer's obligations under this Agreement with respect to the Distributed Products that such Distributor has distributed, effective at any time, provided it has given the Manufacturer at least sixty
          (60) days prior written notice thereof. Any such termination under this clause (c) shall not relieve such Distributor of its supply obligations or deprive the other party of its distribution rights hereunder.

     (d) Termination under this Section 12 shall be in addition to and not a substitute for other rights or causes of action of the terminating party.

     (e) Termination of this Agreement or of a Distributor's rights and the corresponding Manufacturer's obligations hereunder shall not in any way operate so as to impair or destroy any of the rights or remedies of either party, either at law or in equity, nor shall it relieve the parties of their obligations pursuant to Sections 4 (a), 5, 8, 9, 10, 11, 13, 14, 15, 19 and 20 hereof.

     (f) Each party acknowledges, both in its capacity as a Distributor and as a Manufacturer, that it has no right to renew or extend this Agreement, or either distribution relationship hereunder, following the end of the Term of this Agreement. This Agreement may be renewed or extended only upon and in accordance with the terms of a written agreement by the parties to that effect, which the parties are under no obligation to negotiate or enter into.


13. RIGHT TO REPURCHASE OF INVENTORY. If this Agreement is terminated by either party for any reason, or if a Distributor's rights and the corresponding Manufacturer's obligations hereunder are terminated, the Manufacturer may, at its option, repurchase from the Distributor any or all of the Distributed Products in the possession of Distributor; provided, that the Manufacturer shall be under no obligation to exercise this repurchase option. The repurchase price for any such inventory which the Manufacturer elects to repurchase shall be the price paid therefor by the Distributor (including transport and insurance costs). The Manufacturer, however, reserves the right to reject any Distributed Product tendered by the Distributor which is not in first class condition, which is obsolete or which is otherwise not fit for resale. Any Distributed Product sold by the Distributor prior to such termination but not yet installed (assuming installation is necessary) shall be installed by the Manufacturer and all mutually agreed upon expenses shall be charged to the Distributor's account and deducted at time of final statement. If the Manufacturer does not exercise its repurchase option as described above, the Distributor shall be free to continue to distribute any Distributed Products in its inventory for a reasonable period of time following such termination, but not to exceed 18 months, any such distribution to be subject to the applicable terms hereof.

14.  WARRANTIES, INDEMNIFICATION AND INSURANCE
     ------------------------------------------

     (a)  Each Manufacturer warrants to the corresponding Distributor that:

          (i) All Distributed Products supplied to the Distributor hereunder shall conform to the specifications referred to for such Distributed Products in the Manufacturer's published literature;

          (ii) All Distributed Products shall be free of defects in materials and workmanship;

          (iii) It will abide by all applicable laws and regulations in manufacturing the Distributed Products; and

          (iv) All Distributed Products supplied hereunder will be manufactured in strict conformity with ISO 9002 and cGMP standards.

     (b) In the event of a breach of the foregoing warranties, the Manufacturer's sole obligation to the Distributor or any end user shall be to repair, replace, or refund, at the Manufacturer's option, any non-conforming Distributed Product.

     (c) THE MANUFACTURER MAKES NO OTHER WARRANTY, EXPRESSED OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE. FURTHERMORE, THE MANUFACTURER SHALL NOT BE LIABLE FOR CONSEQUENTIAL, INCIDENTAL, SPECIAL OR ANY OTHER INDIRECT DAMAGES RESULTING FROM ECONOMIC LOSS OR PROPERTY DAMAGE SUSTAINED BY THE DISTRIBUTOR FROM THE USE OF THE SUPPLIED MEMBRANES.

     (d) Each Manufacturer agrees to indemnify and hold the corresponding Distributor harmless from and against any claim or legal action by a third party against such Distributor (including reasonable attorneys' fees associated therewith) based on damages incurred as a result of property damages, personal injury or death, to the proportionate extent arising from a breach of any of the above warranties of the Manufacturer or from the Manufacturer's negligent action or omission.

     (e) Without limiting any other rights or remedies that a Distributor may have, if such Distributor determines that delivered Distributed Products do not conform to the agreed specifications for such Distributed Products, then such Distributor may reject or withdraw its acceptance thereof and shall notify Manufacturer in writing of such nonconformity or error within thirty (30) days from receipt of such Distributed Products by the Distributor. The Manufacturer shall have fifteen (15) days after receipt of written notice of nonconformity or error to replace nonconforming Distributed Products at the expense of the Manufacturer. If so directed by the Manufacturer, the Distributor shall return nonconforming Distributed Products to the Manufacturer's manufacturing facility, at the Manufacturer's expense and using such carrier and such delivery dates and terms as the Manufacturer shall reasonably specify.

     (f) In the event of a Distributed Product failure confirmed by the Manufacturer, or a recall required by a government agency or requested by the Manufacturer, the Manufacturer agrees to pay the costs of any recall mailing it makes as well as return freight costs. The Manufacturer will also bear the costs of supplying replacement products. All other costs will be for the account of the Distributor. In addition, the Manufacturer shall notify the Distributor immediately in writing should the Manufacturer become aware of any defect or condition which may render any of the Distributed Products in violation of any statute or regulation, or which in any way alters the specifications or quality of the Distributed Products.

     (g) Each Manufacturer agrees to procure and maintain, at all times during the Term, product liability insurance with respect to the Distributed Products supplied by it (Broad Form Vendor's Endorsement) and contractual liability coverage, with the minimum limits of $5,000,000 (Five Million Dollars). Each Manufacturer shall, upon request by the Distributor, furnish to the Distributor a certificate of insurance evidencing the foregoing coverage and limits. The insurance provider shall not be changed without providing the Distributor with ten (10) days' prior written notice.


15.  NOTICES
     -------

Any notice or other communication required or permitted to be given by either party pursuant to the terms of this Agreement shall be in writing and shall be deemed given if and when delivered by hand or sent by certified mail, return receipt requested, overnight courier, confirmed telecopy, or confirmed electronic mail transmission, addressed as follows:

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          If to Millipore:         Millipore Corporation
                                   80 Ashby Road
                                   Bedford, MA  01730
                                   Attn:  Vice President, Manufacturing
                                   Fax: (781)__________

          with a copy to:          Millipore Corporation
                                   80 Ashby Road
                                   Bedford, MA 01730
                                   Attn:  General Counsel
                                   Fax:  (781) 533-3125

          If to MMI:               Millipore MicroElectronics, Inc.
                                   Patriots Park
                                   Bedford, MA  01730
                                    Vice President, Manufacturing
                                   Fax: [(781) ________]

          with a copy to:          Millipore MicroElectronics, Inc.
                                   Patriots Park
                                   Bedford, MA  01730
                                   Attn:  General Counsel
                                   Fax:  (781) _________

or to such electronic mail address as may be specified by an addressee party to the other party by one of the other means provided above, or to such other address, telecopy number or electronic mail address as may be specified by an addressee party to the other by one of the means provided above.

16.  FORCE MAJEURE
     -------------

The obligations of a party under this Agreement will be suspended to the extent that it is wholly or partially precluded from complying with its obligations under this Agreement by force majeure. Force majeure includes, but is not restricted to, fire, storm, flood, earthquake, explosion, accident, act of the public enemy, war, rebellion, insurrection, sabotage, epidemic, quarantine restriction, labor dispute, labor shortage, transportation embargo or failure or delay in transportation, act of God, act (including laws, regulations, disapprovals or failure to approve) of any government agency, whether national, municipal, or otherwise. During the existence of any such force majeure condition ,the affected party shall nevertheless use its best efforts to remove the cause thereof.

17.  ADDITIONAL PRODUCTS
     -------------------

It is the intention that all products of either Manufacturer that have been sold into the Distributor's Field of Use during the two (2) year period immediately preceding the date of this Agreement will be included as Distributed Products of the Manufacturer hereunder.

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If either party discovers any such product that is not included on Exhibit A or
B hereto, as the case may be, such product shall be deemed added to such Exhibit, and considered a Distributed Product of the Manufacturer, at the request of the Distributor of such product.

18.  CONFLICTS WITH OTHER AGREEMENTS
     -------------------------------

In the event that there are any conflicts between the terms of this Agreement and any distribution agreements of either party or their Affiliated Companies in effect as of the date hereof, the parties will cooperate with one another in good faith to attempt to eliminate such conflicts.

19.  INCORPORATION OF PROVISIONS FROM MASTER AGREEMENT
     -------------------------------------------------

The following provisions of the Master Agreement, mutatis mutandis, are hereby incorporated by reference into this Agreement for all purposes:

          Article VI (Confidentiality);
          Article IX (Dispute Resolution);
          Section 10.3 (Governing Law);
          Section 10.6 (Counterparts);
          Section 10.7 (Binding Effect; Assignment);
          Section 10.8 (Severability);
          Section 10.9 (Failure or Indulgence Not Waiver;
                          Remedies Cumulative);
          Section 10.10 (Amendment);
          Section 10.11 (Authority);
          Section 10.12 (Interpretation).

In the event of any conflict between any of the foregoing incorporated provisions of the Master Agreement and any other provision of this Agreement, such other provisions shall prevail.

20.  ENTIRE AGREEMENT
     ----------------

This Agreement, including Exhibits A and B attached hereto, is the entire agreement between the parties with respect to the subject matter hereof, and supersedes any prior negotiations and agreements or understandings and any contemporaneous oral agreements or understandings with respect to the subject matter hereof.


     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives effective as of the date first set forth above.

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

MILLIPORE CORPORATION               MILLIPORE MICROELECTRONICS, INC.


By:______________________           By:_______________________

Name:___________________            Name:_____________________

Title:____________________          Title:______________________

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                                   EXHIBIT A
                                   ---------

                              [MILLIPORE PRODUCTS]

                                   EXHIBIT B
                                   ---------

                                 [MMI PRODUCTS]

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